Exhibit 99.1

Abeona Therapeutics Announces $25 Million Registered Direct Offering

Priced At-the-Market Under Nasdaq Rules

CLEVELAND, July 3, 2023 – Abeona Therapeutics Inc. (Nasdaq: ABEO) today announced that it has raised $25 million at-the-market from select existing investors, primarily to fund initiation of the Company’s launch preparations in anticipation of the EB-101 Biologics License Application (BLA) submission and potential approval.

The company has entered into definitive agreements with certain existing institutional investors for the issuance and sale of 3,284,407 shares of its common stock, and in lieu of common stock, pre-funded warrants to purchase 2,919,140 shares of its common stock at an offering price of $4.03 per share (or $4.0299 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.0001 per share exercise price for each pre-funded warrant). The pre-funded warrants will be immediately exercisable at a nominal exercise price of $0.0001 per share and may be exercised at any time until the pre-funded warrants are exercised in full. The closing of the offering is expected to occur on or about July 6, 2023, subject to the satisfaction of customary closing conditions.

The offering was led by Nantahala Capital Management, LLC and included participation by Adage Capital Partners LP and two other existing institutional investors.

Cantor Fitzgerald & Co. is acting as the sole lead-placement agent for the offering. A.G.P./Alliance Global Partners is acting as the co-placement agent for the offering.

The gross proceeds to Abeona from this offering are expected to be approximately $25 million, before deducting the placement agent’s fees and other offering expenses. Abeona intends to use the net proceeds from the offering primarily to fund preparations for commercialization of its product candidate EB-101, as well as for working capital and general corporate purposes. Based on EB-101’s Rare Pediatric Disease designation, Abeona expects to qualify to receive a priority review voucher (PRV) upon BLA approval and subject to final determination by the FDA. The PRV can be used to receive an expedited review process of a subsequent marketing application for a different product or sold to another company to create additional capital to fund the EB-101 launch.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-256850) that was filed with the Securities and Exchange Commission (the “SEC”) on June 7, 2021 and amended on August 27, 2021 and October 19, 2021, and was declared effective by the SEC on October 22, 2021. The offering is being made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. The prospectus supplement and the accompanying prospectus that form a part of the registration statement have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus may also be obtained by contacting Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 499 Park Avenue, 4th Floor, New York, NY 10022, or by e-mail at prospectus@cantor.com.

The securities described above have not been qualified under any state blue sky laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Abeona being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for serious diseases. Abeona’s lead clinical program is EB-101, its investigational autologous, engineered cell therapy currently in development for recessive dystrophic epidermolysis bullosa. The Company’s development portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical need. Abeona’s novel, next-generation AAV capsids are being evaluated to improve tropism profiles for a variety of devastating diseases. Abeona’s fully integrated cell and gene therapy cGMP manufacturing facility produces EB-101 for the pivotal Phase 3 VIITAL™ study and is capable of clinical and potential commercial production of AAV-based gene therapies.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to, the timing and outcome of our Biologics License Application submission to the FDA for EB-101; continued interest in our rare disease portfolio; our ability to enroll patients in clinical trials; the outcome of future meetings with the FDA or other regulatory agencies, including those relating to preclinical programs; the ability to achieve or obtain necessary regulatory approvals; the impact of any changes in the financial markets and global economic conditions; risks associated with data analysis and reporting; and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

ir@abeonatherapeutics.com

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